Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS THIRD QUARTER RESULTS

NXRT Reports Net Income of $54.1 million and 9.3% Same-Store NOI Increase; $141.7 million of

Capital Recycling Activity; 13.6% Increase in Quarterly Dividend; and $1.35 million of Share

Repurchase Activity

Dallas, TX, October 31, 2017 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the three and nine months ended September 30, 2017.

Highlights

•	NXRT reported Net Income, FFO¹, Core FFO¹, and AFFO¹ of $57.7M, $16.5M, $22.0M, and $25.6M, respectively, attributable to common stockholders for the nine months ended September 30, 2017.

•	For the nine months ended September 30, 2017, Same Store average effective rent, total revenue and NOI¹ increased 5.5%, 7.1% and 7.9%, respectively, over the prior year period.

•	The weighted average effective monthly rent per unit, across all 32 properties held as of September 30, 2017, improved to $932, while we closed the quarter with physical occupancy of 94.0%.

•	NXRT paid a third quarter dividend of $0.22 per share of common stock on September 29, 2017.

•	On October 30, 2017, the Company’s board of directors increased the Company’s quarterly dividend 13.6%, or by $0.03 per share, declaring a quarterly dividend of $0.25 per share, payable on December 29, 2017 to stockholders of record on December 15, 2017.

•	On July 14, 2017, NXRT sold Regatta Bay for a gross sales price of $28.2 million. The disposition had an IRR of approximately 43% and a 1.89x multiple on invested capital.

•	On September 29, 2017, NXRT sold four properties: The Arbors, The Crossings, The Crossings at Holcomb Bridge and The Knolls (the “NAVA Portfolio”) for a cumulative gross sales price of $116.0 million. The portfolio had combined returns totaling an IRR of approximately 47% and a 2.89x multiple on invested capital. The Company used proceeds from the sale of the NAVA Portfolio to repay $46.0 million of short term debt and to complete the reverse 1031 exchange initiated to acquire Rockledge Apartments in the second quarter of this year.

•	During the third quarter of 2017, NXRT completed upgrades on 422 units and leased 168 upgraded units, achieving an average monthly rental increase per unit of $79 and a 23.5% ROI on those units. Across its current portfolio, NXRT has completed 4,029 upgrades and achieved a $91 average monthly rental increase per unit, equating to a 20.7% ROI on all units leased through September 30, 2017.

1.	FFO, Core FFO, AFFO and NOI are non-GAAP measures. For reconciliations of FFO, Core FFO, AFFO and NOI to net income, and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.

•	During the nine months ended September 30, 2017, NXRT repurchased 58,157 shares of its common stock at a total cost of approximately $1,354,000, or $23.27 per share. As of September 30, 2017, NXRT has repurchased 308,313 shares of its common stock at a total cost of approximately $5,941,000, or $19.27 per share.

“We are pleased to report a strong 9.3% same store NOI increase and continued execution of our capital recycling strategy. During the quarter, we successfully disposed of five assets, generating an average IRR of approximately 47% and 2.83x equity multiple, while upgrading the quality and location of the portfolio,” stated NXRT Chairman and President, Jim Dondero. “And given our ability to generate healthy internal growth and free cash flow, we are also pleased with the Board’s decision to increase the quarterly dividend by 13.6%, as we continue to experience strength in the value-add class B segment.”

Third Quarter Financial Results

•	Total revenues were $37.1 million for the period, compared to $33.1 million for the prior year period.

•	Net income was $54.1 million for the period, compared to $8.8 million for the prior year period. The change in net income between the periods primarily relates to increases in gain on sales of real estate and same store operating results, both of which were partially offset by increases in depreciation and amortization expense and interest expense. The change in net income between the periods was also due to NXRT’s acquisition and disposition activity in 2016 and 2017 and the timing of the transactions.

•	For the three months ended September 30, 2017, NXRT reported earnings of $2.51 per diluted share, compared to earnings of $0.33 per diluted share for the prior year period.

•	NOI¹ increased to $19.5 million for the period, compared to $17.1 million for prior year period.

•	Same store NOI¹ increased 9.3% to $13.8 million, over the prior year period.

•	FFO¹ totaled $6.8 million, or $0.32 per diluted share, compared to $6.9 million, or $0.32 per diluted share, for the prior year period.

•	Core FFO¹ totaled $7.9 million, or $0.37 per diluted share, compared to $7.5 million, or $0.35 per diluted share, for the prior year period.

•	AFFO¹ totaled $9.0 million, or $0.42 per diluted share, compared to $8.1 million, or $0.38 per diluted share, for the prior year period.

Financial Results for the Nine Months Ended September 30, 2017

•	Total revenues were $109.3 million for the period, compared to $100.2 million for the prior year period.

•	Net income was $60.7 million for the period, compared to $25.7 million for the prior year period. The change in net income between the periods primarily relates to increases in gain on sales of real estate and same store operating results, and was partially offset by increases in depreciation and amortization expense, interest expense and loss on extinguishment of debt and modification costs. The change in net income between the periods was also due to NXRT’s acquisition and disposition activity in 2016 and 2017 and the timing of the transactions.

•	For the nine months ended September 30, 2017, NXRT reported earnings of $2.70 per diluted share, compared to earnings of $1.02 per diluted share for the prior year period.

•	NOI¹ increased to $57.3 million for the period, compared to $52.2 million for prior year period.

•	Same store NOI¹ increased 7.9% to $40.5 million, over the prior year period.

•	FFO¹ totaled $16.5 million, or $0.77 per diluted share, compared to $22.7 million, or $1.07 per diluted share, for the prior year period.

•	Core FFO¹ totaled $22.0 million, or $1.03 per diluted share, compared to $24.1 million, or $1.13 per diluted share, for the prior year period.

•	AFFO¹ totaled $25.6 million, or $1.20 per diluted share, compared to $25.4 million, or $1.19 per diluted share, for the prior year period.

Same Store Properties Operating Results

There are 26 properties encompassing 8,871 units of apartment space in our same store pool for the three and nine months ended September 30, 2017 (our “Same Store” properties). The Same Store portfolio finished the quarter with a weighted average effective rent of $893 per occupied unit and physical occupancy of 94.4%. Effective rent rose by $47, or 5.5%, per occupied unit over September 30, 2016, while occupancy was unchanged at the end of each period.

The following table reflects the revenues, property operating expenses and NOI for the three months ended September 30, 2017 and 2016 for our Same Store and Non-Same Store properties (dollars in thousands):

	For the Three Months Ended September 30,
	2017	2016	$ Change	% Change
Revenues
Same Store
Rental income	$22,191	$20,841	$1,350	6.5%
Other income	3,591	3,227	364	11.3%

Same Store revenues	25,782	24,068	1,714	7.1%
Non-Same Store
Rental income	9,957	7,791	2,166	27.8%
Other income	1,358	1,220	138	11.3%

Non-Same Store revenues	11,315	9,011	2,304	25.6%

Total revenues	37,097	33,079	4,018	12.1%

Operating expenses
Same Store
Property operating expenses (1)	7,208	6,983	225	3.2%
Real estate taxes and insurance	3,201	2,920	281	9.6%
Property management fees (2)	775	721	54	7.5%
Property general and administrative expenses (3)	840	857	(17)	-2.0%

Same Store operating expenses	12,024	11,481	543	4.7%
Non-Same Store
Property operating expenses (4)	3,248	2,888	360	12.5%
Real estate taxes and insurance	1,652	1,053	599	56.9%
Property management fees (2)	335	268	67	25.0%
Property general and administrative expenses (5)	327	324	3	0.9%

Non-Same Store operating expenses	5,562	4,533	1,029	22.7%

Total operating expenses	17,586	16,014	1,572	9.8%

NOI
Same Store	13,758	12,587	1,171	9.3%
Non-Same Store	5,753	4,478	1,275	28.5%

Total NOI	$19,511	$17,065	$2,446	14.3%

(1)	For the three months ended September 30, 2017 and 2016, excludes approximately $(410,000) and $3,000, respectively, of casualty-related expenses/(recoveries).

(2)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of the Company’s operating partnership, NexPoint Residential Trust Operating Partnership, L.P. (the “OP”).
(3)	For the three months ended September 30, 2017 and 2016, excludes approximately $316,000 and $220,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(4)	For the three months ended September 30, 2017 and 2016, excludes approximately $29,000 and $0, respectively, of casualty-related expenses/(recoveries).
(5)	For the three months ended September 30, 2017 and 2016, excludes approximately $111,000 and $126,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

The following table reflects the revenues, property operating expenses and NOI for the nine months ended September 30, 2017 and 2016 for our Same Store and Non-Same Store properties (dollars in thousands):

	For the Nine Months Ended September 30,
	2017	2016	$ Change	% Change
Revenues
Same Store
Rental income	$65,311	$61,525	$3,786	6.2%
Other income	10,421	9,178	1,243	13.5%

Same Store revenues	75,732	70,703	5,029	7.1%
Non-Same Store
Rental income	29,253	25,881	3,372	13.0%
Other income	4,337	3,663	674	18.4%

Non-Same Store revenues	33,590	29,544	4,046	13.7%

Total revenues	109,322	100,247	9,075	9.1%

Operating expenses
Same Store
Property operating expenses (1)	20,625	19,723	902	4.6%
Real estate taxes and insurance	9,632	8,704	928	10.7%
Property management fees (2)	2,274	2,122	152	7.2%
Property general and administrative expenses (3)	2,698	2,620	78	3.0%

Same Store operating expenses	35,229	33,169	2,060	6.2%
Non-Same Store
Property operating expenses (4)	9,337	9,133	204	2.2%
Real estate taxes and insurance	5,279	3,622	1,657	45.7%
Property management fees (2)	1,006	885	121	13.7%
Property general and administrative expenses (5)	1,154	1,226	(72)	-5.9%

Non-Same Store operating expenses	16,776	14,866	1,910	12.8%

Total operating expenses	52,005	48,035	3,970	8.3%

NOI
Same Store	40,503	37,534	2,969	7.9%
Non-Same Store	16,814	14,678	2,136	14.6%

Total NOI	$57,317	$52,212	$5,105	9.8%

(1)	For the nine months ended September 30, 2017 and 2016, excludes approximately $(380,000) and $9,000, respectively, of casualty-related expenses/(recoveries).
(2)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of the OP.
(3)	For the nine months ended September 30, 2017 and 2016, excludes approximately $622,000 and $460,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.
(4)	For the nine months ended September 30, 2017 and 2016, excludes approximately $29,000 and $82,000, respectively, of casualty-related expenses/(recoveries).

(5)	For the nine months ended September 30, 2017 and 2016, excludes approximately $282,000 and $167,000, respectively, of expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

Value-Add Programs

For the three months ended September 30, 2017, we completed full and partial renovations on 422 units at an average cost of $4,016 per renovated unit. Since inception, for the properties in our portfolio as of September 30, 2017, we have completed full and partial renovations on 4,029 units at an average cost of $5,115 per renovated unit. We have achieved average rent growth of 10.9%, or a $91 average monthly rental increase per unit, on all units renovated and leased from inception through September 30, 2017, resulting in a ROI of 20.7%.

The following table sets forth a summary of our capital expenditures related to our value-add program for the three and nine months ended September 30, 2017 and 2016 (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Rehab Expenditures	2017	2016	2017	2016
Interior (1)	$1,883	$2,439	$6,647	$7,136
Exterior and common area	1,166	1,746	5,067	8,078

Total rehab expenditures	$3,049	$4,185	$11,714	$15,214

(1)	Includes total capital expenditures during the period on completed and in-progress interior rehabs. For the three months ended September 30, 2017 and 2016, we completed full and partial interior rehabs on 422 and 538 units, respectively. For the nine months ended September 30, 2017 and 2016, we completed full and partial interior rehabs on 1,253 and 1,475 units, respectively.

Fourth Quarter 2017 Dividend

On October 30, 2017, NXRT’s board of directors increased the Company’s quarterly dividend 13.6%, or by $0.03 per share, declaring a quarterly dividend of $0.25 per share, payable on December 29, 2017 to stockholders of record on December 15, 2017.

Subsequent Events

Acquisition of Multifamily Property

On October 25, 2017, NXRT acquired Atera, a 380-unit property in Dallas, TX for $59.2 million. NXRT acquired Atera through a 1031 Exchange with the NAVA Portfolio and a planned reverse 1031 Exchange with Timberglen (anticipated to close in the first quarter of 2018). This is NXRT’s eleventh acquisition in Dallas, expanding its footprint in the market to 3,556 units and bringing its total portfolio to 33 properties consisting of 11,775 units in 10 markets as of October 31, 2017.

Property Name	Location	Date of Acquisition	Purchase Price		Debt		# Units	Ownership
Atera	Dallas, Texas	October 25, 2017	$59,200	(1)	$29,500	(2)	380	100%

(1)	The Company used approximately $14.1 million of proceeds from the sale of the NAVA Portfolio to fund part of the equity portion of the purchase price.
(2)	The Company placed a first mortgage on the property with a floating interest rate at 1.48% over one-month LIBOR and an 84-month term that is full-term, interest-only.

2017 Bridge Facility

On October 19, 2017, NXRT used proceeds from the sale of the NAVA Portfolio to pay down approximately $46.0 million on the 2017 Bridge Facility.

On October 26, 2017, NXRT, through the OP, amended the 2017 Bridge Facility to extend the maturity date on the remaining balance of approximately $8.6 million to March 31, 2018. We intend to repay the 2017 Bridge Facility with excess proceeds from the disposition of Timberglen and cash on hand.

Revised 2017 Full Year Guidance

NXRT increased or reaffirmed (as the case may be) 2017 Full Year Guidance as presented in the Company’s Second Quarter 2017 Financial Supplement for Revenue, Net Income, NOI, FFO, Core FFO and AFFO as follows (amounts in thousands, except per share data):

	Revised FY 2017			Prior
	Low-End	Mid-Point	High-End	Mid-Point
Revenue	143,500	144,250	145,000	144,000
Net Income (1)	56,000	56,200	56,600	54,000
NOI (2)	75,900	76,500	77,250	76,250
FFO/Share – diluted (2) (3)	1.15	1.17	1.20	1.16
Core FFO/Share – diluted (2) (3)	1.37	1.43	1.47	1.40
AFFO/Share – diluted (2) (3)	1.63	1.65	1.68	—
Acquisitions	197,200	197,200	197,200	170,000
Dispositions	228,100	228,100	228,100	227,500

(1)	Net Income: revised upwards from the previous midpoint of $54,000 due to higher than anticipated cumulative sales price and gain on sales of real estate.
(2)	See the “Definitions and Reconciliations” section of this press release for a reconciliation of 2017 Full Year Non-GAAP Guidance to 2017 Full Year net income guidance.
(3)	For purposes of calculating per share data, NXRT assumes a weighted average diluted share count of 21.40 million for the full year 2017.

Supplemental Information

Additional information on third quarter results and 2017 financial and earnings guidance is included in NXRT’s “Supplemental Information: Third Quarter 2017” that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Third Quarter Earnings Conference Call

NXRT will host a call to discuss its third quarter results on Tuesday, October 31, 2017 at 11:00 a.m. ET. The number to call for this interactive teleconference is (800) 210-9006, or for international callers, (719) 325-2390 in each case using passcode 6163998. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”). An online replay will be available shortly after the call on the Company’s website and continue to be available for 60 days.

A replay of the conference call will also be available through Tuesday, November 7, 2017, by dialing (888) 203-1112 or, for international callers, (719) 457-0820 and entering passcode 6163998.

About NXRT

NexPoint Residential Trust, Inc. is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., which is an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding NXRT’s guidance for financial results for the full year 2017, the expected timing of property acquisitions and dispositions, and the expected repayment of indebtedness. They are not guarantees of future results and are subject to risks, uncertainties, assumptions and anticipated sales of properties that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by law, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements.

Select Financial Statements for the Three and Nine Months Ended September 30, 2017 and 2016

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Operating Real Estate Investments
Land	$167,245	$165,863
Buildings and improvements	768,499	733,374
Intangible lease assets	3,021	5,140
Construction in progress	1,850	2,828
Furniture, fixtures, and equipment	41,190	36,616

Total Gross Operating Real Estate Investments	981,805	943,821
Accumulated depreciation and amortization	(78,387)	(60,214)

Total Net Operating Real Estate Investments	903,418	883,607
Real estate held for sale, net of accumulated depreciation of $3,397 and $6,099, respectively	32,915	79,430

Total Net Real Estate Investments	936,333	963,037
Cash and cash equivalents	92,695	22,705
Restricted cash	29,417	32,556
Accounts receivable	3,298	3,008
Prepaid and other assets	3,923	1,678
Fair market value of interest rate swaps	11,759	12,413

TOTAL ASSETS	$1,077,425	$1,035,397

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$694,968	$367,453
Mortgages payable held for sale, net	30,327	55,685
Credit facilities, net	29,803	310,492
Bridge facility, net	54,531	29,874
Accounts payable and other accrued liabilities	5,229	5,551
Accrued real estate taxes payable	11,443	6,534
Accrued interest payable	1,820	1,067
Security deposit liability	1,451	1,364
Prepaid rents	1,627	1,275

Total Liabilities	831,199	779,295

Redeemable noncontrolling interests in the Operating Partnership	2,110	—

Equity:
Preferred stock, $0.01 par value: 100,000,000 shares authorized; 0 shares issued	—	—
Common stock, $0.01 par value: 500,000,000 shares authorized; 21,095,769 and 21,043,669 shares issued and outstanding, respectively	211	213
Additional paid-in capital	206,613	241,450
Accumulated earnings less dividends	28,960	(14,584)
Accumulated other comprehensive income	8,332	9,052
Common stock held in treasury at cost; 0 and 250,156 shares, respectively	—	(4,587)

Total Stockholders’ Equity	244,116	231,544
Noncontrolling interests	—	24,558

Total Equity	244,116	256,102

TOTAL LIABILITIES AND EQUITY	$1,077,425	$1,035,397

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Rental income	$32,148	$28,632	$94,564	$87,406
Other income	4,949	4,447	14,758	12,841

Total revenues	37,097	33,079	109,322	100,247

Expenses
Property operating expenses	10,075	9,874	29,611	28,947
Acquisition costs	—	386	—	386
Real estate taxes and insurance	4,853	3,973	14,911	12,326
Property management fees (1)	1,110	989	3,280	3,007
Advisory and administrative fees (2)	1,870	1,698	5,544	4,944
Corporate general and administrative expenses	1,623	1,023	4,842	2,649
Property general and administrative expenses	1,594	1,527	4,756	4,473
Depreciation and amortization	11,215	8,667	35,866	26,363

Total expenses	32,340	28,137	98,810	83,095

Operating income	4,757	4,942	10,512	17,152
Interest expense	(8,257)	(4,791)	(22,479)	(15,650)
Loss on extinguishment of debt and modification costs	(914)	(888)	(5,717)	(1,722)
Gain on sales of real estate	58,490	9,562	78,386	25,932

Net income	54,076	8,825	60,702	25,712
Net income attributable to noncontrolling interests	—	1,735	2,836	4,047
Net income attributable to redeemable noncontrolling interests in the Operating Partnership	162	—	162	—

Net income attributable to common stockholders	$53,914	$7,090	$57,704	$21,665

Other comprehensive income (loss)
Unrealized gains (losses) on interest rate derivatives	214	(1,084)	(835)	(1,128)

Total comprehensive income	54,290	7,741	59,867	24,584
Comprehensive income attributable to noncontrolling interests	—	1,627	2,720	3,935
Comprehensive income attributable to redeemable noncontrolling interests in the Operating Partnership	163	—	163	—

Comprehensive income attributable to common stockholders	$54,127	$6,114	$56,984	$20,649

Weighted average common shares outstanding - basic	21,085	21,260	21,057	21,282

Weighted average common shares outstanding - diluted	21,453	21,376	21,407	21,322

Earnings per share - basic	$2.56	$0.33	$2.74	$1.02

Earnings per share - diluted	$2.51	$0.33	$2.70	$1.02

Dividends declared per common share	$0.220	$0.206	$0.660	$0.618

(1)	Fees incurred to an unaffiliated third party that is an affiliate of the noncontrolling limited partner of the Company’s OP.
(2)	Fees incurred to the Company’s adviser.

Definitions and Reconciliations

This press release includes analysis of net operating income, or NOI, funds from operations, or FFO, core funds from operations, or Core FFO, and adjusted funds from operations, or AFFO, all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of NOI, FFO, Core FFO, and AFFO, see our most recent Annual Report on Form 10-K and our other filings with the SEC.

This press release also includes an analysis of our Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior year reporting periods. Same Store analysis for the three and nine months ended September 30, 2017 includes 26 properties totaling 8,871 units, or approximately 78% of NXRT’s 11,395 units.

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by (1) the cost of funds, (2) acquisition costs, (3) advisory and administrative fees, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses, (6) other gains and losses that are specific to us, (7) casualty-related expenses/(recoveries), and (8) property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on behalf of NXRT at the property for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI and Same Store NOI for the three and nine months ended September 30, 2017 and 2016 to net income, the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$54,076	$8,825	$60,702	$25,712
Adjustments to reconcile net income to NOI:
Advisory and administrative fees	1,870	1,698	5,544	4,944
Corporate general and administrative expenses	1,623	1,023	4,842	2,649
Casualty-related expenses/(recoveries) (1)	(381)	3	(351)	91
Property general and administrative expenses (2)	427	346	904	627
Depreciation and amortization	11,215	8,667	35,866	26,363
Interest expense	8,257	4,791	22,479	15,650
Loss on extinguishment of debt and modification costs	914	888	5,717	1,722
Gain on sales of real estate	(58,490)	(9,562)	(78,386)	(25,932)
Acquisition costs	—	386	—	386

NOI	$19,511	$17,065	$57,317	$52,212

Less Non-Same Store
Revenues	(11,315)	(9,011)	(33,590)	(29,544)
Operating expenses	5,562	4,533	16,776	14,866

Same Store NOI	$13,758	$12,587	$40,503	$37,534

(1)	Adjustment to net income to exclude certain property operating expenses that are casualty-related expenses/(recoveries).
(2)	Adjustment to net income to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

FFO, Core FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, core funds from operations, or Core FFO, and adjusted funds from operations, or AFFO, are important non-GAAP supplemental measures of operating performance for a REIT.

Since the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common stockholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with net income (loss) before adjusting for amounts attributable to (1) noncontrolling interests in consolidated joint ventures and (2) redeemable noncontrolling interests in the OP; we show the combined amounts attributable to such noncontrolling interests as an adjustment to arrive at FFO attributable to common stockholders. Core FFO makes certain adjustments to FFO, which are either not likely to occur on a continuing basis or are otherwise not representative of the continuing operating performance of our portfolio.

Core FFO adjusts FFO to remove items such as acquisition expenses, losses on extinguishment of debt and modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred loan costs related to the early retirement of debt and costs incurred in connection with a debt modification that are expensed), the amortization of deferred financing costs incurred in connection with obtaining short-term debt financing, the ineffective portion of fair value adjustments on our interest rate derivatives designated as cash flow hedges, and the noncontrolling interests (as described above) related to these items. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities.

AFFO makes certain adjustments to Core FFO. There is no industry standard definition of AFFO and practice is divergent across the industry. AFFO adjusts Core FFO to remove items such as equity-based compensation expense and the amortization of deferred financing costs incurred in connection with obtaining long-term debt financing, and the noncontrolling interests (as described above) related to these items. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities.

The effect of the conversion of OP Units held by noncontrolling limited partners is not reflected in the computation of basic and diluted FFO, Core FFO and AFFO per share, as they are exchangeable for common stock on a one-for-one basis. The FFO, Core FFO and AFFO allocable to such units is allocated on this same basis and reflected in the adjustments for noncontrolling interests in the table below. As such, the assumed conversion of these units would have no net impact on the determination of diluted FFO, Core FFO and AFFO per share.

We believe that the use of FFO, Core FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. While FFO, Core FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income (loss) as defined by GAAP and should not be considered as an alternative or substitute to those measures in evaluating our liquidity or operating performance. FFO, Core FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO, Core FFO and AFFO may not be comparable to FFO, Core FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define Core FFO or AFFO differently than we do.

The following table reconciles our calculations of FFO, Core FFO and AFFO to net income, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2017 and 2016 (in thousands, except per share amounts):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$54,076	$8,825	$60,702	$25,712
Depreciation and amortization	11,215	8,667	35,866	26,363
Gain on sales of real estate	(58,490)	(9,562)	(78,386)	(25,932)
Adjustment for noncontrolling interests	(21)	(1,021)	(1,670)	(3,401)

FFO attributable to common stockholders	6,780	6,909	16,512	22,742

FFO per share - basic	$0.32	$0.32	$0.78	$1.07

FFO per share - diluted	$0.32	$0.32	$0.77	$1.07

Acquisition costs	—	386	—	386
Loss on extinguishment of debt and modification costs	914	888	5,717	1,722
Change in fair value on derivative instruments - ineffective portion	(32)	(599)	(97)	(599)
Amortization of deferred financing costs - acquisition term notes	197	—	323	—
Adjustment for noncontrolling interests	(4)	(104)	(430)	(188)

Core FFO attributable to common stockholders	7,855	7,480	22,025	24,063

Core FFO per share - basic	$0.37	$0.35	$1.05	$1.13

Core FFO per share - diluted	$0.37	$0.35	$1.03	$1.13

Amortization of deferred financing costs - long term debt	375	385	1,225	1,084
Equity-based compensation expense	822	296	2,414	296
Adjustment for noncontrolling interests	(3)	(38)	(72)	(93)

AFFO attributable to common stockholders	9,049	8,123	25,592	25,350

AFFO per share - basic	$0.43	$0.38	$1.22	$1.19

AFFO per share - diluted	$0.42	$0.38	$1.20	$1.19

Weighted average common shares outstanding - basic	21,085	21,260	21,057	21,282

Weighted average common shares outstanding - diluted	21,453	21,376	21,407	21,322

Dividends declared per common share	$0.220	$0.206	$0.660	$0.618

FFO Coverage - diluted	1.44x	1.57x	1.17x	1.73x
Core FFO Coverage - diluted	1.66x	1.7x	1.56x	1.83x
AFFO Coverage - diluted	1.92x	1.84x	1.81x	1.92x

The three months ended September 30, 2017 as compared to the three months ended September 30, 2016

FFO was $6.8 million for the three months ended September 30, 2017 compared to $6.9 million for the three months ended September 30, 2016, which was a decrease of approximately $0.1 million. The change in our FFO between periods primarily relates to increases in total property operating expenses of approximately $0.9 million, interest expense of approximately $3.5 million and corporate general and administrative expenses of approximately $0.6 million, and was partially offset by an increase in total revenues of approximately $4.0 million and adjustments for amounts attributable to noncontrolling interests.

Core FFO was $7.9 million for the three months ended September 30, 2017 compared to $7.5 million for the three months ended September 30, 2016, which was an increase of approximately $0.4 million. The change in our Core FFO between periods primarily relates to a decrease in gain recognized related to the ineffective portion of changes in fair value of our interest rate swap derivatives designated as cash flow hedges of approximately $0.6 million, partially offset by decreases in acquisition costs of approximately $0.4 million and FFO.

AFFO was $9.0 million for the three months ended September 30, 2017 compared to $8.1 million for the three months ended September 30, 2016, which was an increase of approximately $0.9 million. The change in our AFFO between periods primarily relates to increases in equity-based compensation expense of approximately $0.5 million and Core FFO.

The nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016

FFO was $16.5 million for the nine months ended September 30, 2017 compared to $22.7 million for the nine months ended September 30, 2016, which was a decrease of approximately $6.2 million. The change in our FFO between periods primarily relates to increases in total property operating expenses of approximately $3.4 million, interest expense of approximately $6.8 million, loss on extinguishment of debt and modification costs of approximately $4.0 million and corporate general and administrative expenses of approximately $2.2 million, and was partially offset by an increase in total revenues of approximately $9.1 million and adjustments for amounts attributable to noncontrolling interests.

Core FFO was $22.0 million for the nine months ended September 30, 2017 compared to $24.1 million for the nine months ended September 30, 2016, which was a decrease of approximately $2.1 million. The change in our Core FFO between periods primarily relates to decreases in gain recognized related to the ineffective portion of changes in fair value of our interest rate swap derivatives designated as cash flow hedges of approximately $0.5 million and FFO, partially offset by a $4.0 million increase in loss on extinguishment of debt and modification costs and adjustments for amounts attributable to noncontrolling interests.

AFFO was $25.6 million for the nine months ended September 30, 2017 compared to $25.4 million for the nine months ended September 30, 2016, which was an increase of approximately $0.2 million. The change in our AFFO between periods primarily relates to an increase in equity-based compensation expense of approximately $2.1 million, partially offset by a decrease in Core FFO.

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current and the prior year reporting periods.

There are 26 properties meeting this definition for the three and nine months ended September 30, 2017: Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Timberglen, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Cornerstone, The Preserve at Terrell Mill, The Ashlar, Heatherstone, Versailles, Seasons 704 Apartments, Madera Point, The Pointe at the Foothills, and Venue at 8651.

Reconciliation of FY 2017 Guidance for NOI, FFO, Core FFO and AFFO

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI guidance to our net income (the most directly comparable GAAP financial measure) guidance for the year ended December 31, 2017 (in millions):

Mid-Point
Net income	$56.2
Adjustments to reconcile net income to NOI:
Advisory and administrative fees	7.4
Corporate general and administrative expenses	6.3
Casualty-related expenses/(recoveries) (1)	(0.3)
Property general and administrative expenses (2)	1.2
Depreciation and amortization	48.9
Interest expense	29.5
Loss on extinguishment of debt and modification costs	5.7
Gain on sales of real estate	(78.4)

NOI	$76.5

(1)	Adjustment to net income to exclude certain property operating expenses that are casualty-related expenses/(recoveries).
(2)	Adjustment to net income to exclude certain property general and administrative expenses that are not reflective of the continuing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

The following table reconciles our FFO, Core FFO and AFFO guidance to our net income (the most directly comparable GAAP financial measure) guidance for the year ended December 31, 2017 (in millions, except per share data):

Mid-Point
Net income	$56.2
Depreciation and amortization	48.9
Gain on sales of real estate	(78.4)
Adjustment for noncontrolling interests	(1.7)

FFO attributable to common stockholders	$25.0

FFO per share - diluted (1)	$1.17

Loss on extinguishment of debt and modification costs	$5.7
Change in fair value on derivative instruments - ineffective portion	(0.1)
Amortization of deferred financing costs - acquisition term notes	0.4
Adjustment for noncontrolling interests	(0.4)

Core FFO attributable to common stockholders	$30.6

Core FFO per share - diluted (1)	$1.43

Amortization of deferred financing costs - long term debt	$1.6
Equity-based compensation expense	3.1
Adjustment for noncontrolling interests	(0.1)

AFFO attributable to common stockholders	$35.2

AFFO per share - diluted (1) (2)	$1.65

Weighted average common shares outstanding - diluted (1)	21.4

(1)	For purposes of calculating per share data, NXRT assumes a weighted average diluted share count of 21.40 million for the full year 2017.
(2)	Difference of $0.01 due to rounding.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

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